Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 30, 2015, relating to our audit of the financial statements and financial highlights, which appear in the September 30, 2015 Annual Report to Shareholders of Issachar Fund, a series of the Northern Lights Fund Trust III, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, "Independent Registered Public Accounting Firm", “Financial Statements” and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

January 26, 2016